                                                                      EXHIBIT 15


     LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED INTERIM
                             FINANCIAL INFORMATION





P. H. Glatfelter Company
96 South George Street
York, Pennsylvania

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of P. H. Glatfelter Company and subsidiaries for the periods ended March 31, 2004 and 2003, and June 30, 2004 and 2003, and have issued our reports dated May 7, 2004, and August 6, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 1, 2004